AMENDMENT NO. 1
                             to AMENDED AND RESTATED
                              GOVERNANCE AGREEMENT


     This Amendment No. 1 ("Amendment No. 1") is made this 20th day of May, 1999 (the "Amendment Effective Date") by and between AMERICAN CYANAMID COMPANY, a corporation organized and existing under the laws of the State of Maine ("CYANAMID") and a wholly-owned subsidiary of AMERICAN HOME PRODUCTS CORPORATION, a corporation organized and existing under the laws of the State of Delaware and having its principal office at Five Giralda Farms, Madison, New Jersey 07940 ("AHPC") and IMMUNEX CORPORATION, a corporation organized and existing under the laws of the State of Washington and having its principal office at 51 University Street, Seattle, Washington 98101 ("IMMUNEX"), and amends the Amended and Restated Governance Agreement dated as of December 15, 1992, among American Cyanamid Company, Immunex Corporation and Lederle Oncology Corporation (the "Governance Agreement").

     WHEREAS, AHPC and IMMUNEX have entered into a certain Note Purchase Agreement dated as of the date hereof, pursuant to which IMMUNEX has issued, and AHPC has purchased, a 3% Convertible Subordinated Note due 2006 in the principal amount of $450 million ("Note"), which Note is convertible, in whole or in part, into common stock of IMMUNEX at a specified price per share, subject to adjustment in certain circumstances;

     WHEREAS, AHPC and IMMUNEX have agreed that the shares that are subject to issuance to AHPC upon conversion of the Note may be included in the calculation of AHPC's and CYANAMID's ownership of Immunex common stock for certain purposes under the Governance Agreement;

     NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

     1. All initially capitalized terms used herein and not defined shall have the meanings set forth in the Governance Agreement.

     2. Article II of the Governance Agreement shall be amended to add the following new provision, Section 2.03, as follows:

     2.03 Common Stock issuable upon Conversion of Note. The Common Stock issuable upon conversion of the Note issued by the Company and purchased by American Home Products Corporation ("AHPC") pursuant to the Note Purchase Agreement dated as of May 20, 1999 shall, at the option of Cyanamid, regardless of whether the Note is converted by AHPC so long as AHPC or its Affiliates hold the Note, be included in (i) "Cyanamid's Interest" for purposes of Article IV;
(ii) Cyanamid's "Pro Rata Share" for purposes of Section 2.01; (iii) Cyanamid's "Owned Shares" for purposes of Section 2.02 (and shall be deemed to be issued and outstanding as of the Quarterly Date immediately preceding the effective date of the Note Purchase Agreement) ; and (iv) "Registrable Securities" for purposes of Article VI.

     3. Article V of the Governance Agreement shall be amended to add the following new provision, Section 5.01(h), as follows:

     (h) The Note issued by the Company and purchased by AHPC pursuant to the Note Purchase Agreement dated as of May 20, 1999 shall not be deemed to be an interest in New Shares for purposes of Section 5.01(c) hereof and AHPC shall have the right to transfer such Note in accordance with the terms of the Note Purchase Agreement. Notwithstanding the foregoing, however, the Common Stock issuable upon conversion of such Note shall, when and if issued, be deemed to be New Shares for purposes of this Article V.

     4. The first clause of Section 6.03(d) shall be deleted in its entirety and replaced as follows:

     (d) The Company shall not be obligated to effect more than three registrations pursuant to this Section 6.03;

     5. Except as otherwise set forth in this Amendment No. 1, all other terms and provisions of the Governance Agreement shall remain in full force and effect.

     6. This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute together one and the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the day and year first above written.

                                            IMMUNEX CORPORATION


                                            By:________________________________
                                               Edward V. Fritzky
                                               Chairman and Chief
                                               Executive Officer


                                            AMERICAN CYANAMID COMPANY


                                            By:________________________________

                                                Name:__________________________

                                                Title:_________________________


                                            AMERICAN HOME PRODUCTS CORPORATION


                                            By:________________________________

                                                Name:__________________________

                                                Title:_________________________